                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PRIMESOURCE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               [PRIMESOURCE LOGO]


                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   ----------


TO THE SHAREHOLDERS:

        The fourth annual meeting of shareholders of PrimeSource Corporation will be held at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey on Tuesday, May 12, 1998 at 9:30 a.m., for the following purposes:

        1.  To elect three directors to serve three year terms.

        2. To ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending December 31, 1998.

        3. To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only shareholders of record at the close of business on March 20, 1998 are entitled to notice of, and to vote at, this meeting.

                                        BY THE ORDER OF THE BOARD OF DIRECTORS



                                        /s/ BARRY C. MAULDING
                                        ----------------------------------------
                                        Barry C. Maulding
                                        Corporate Secretary

Pennsauken, New Jersey
April 9, 1998




                                   IMPORTANT

  EACH SHAREHOLDER IS URGED TO SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY
                  CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               [PRIMESOURCE LOGO]


                            FAIRWAY CORPORATE CENTER
                              4350 HADDONFIELD ROAD
                                    SUITE 222
                          PENNSAUKEN, NEW JERSEY 08109

                              ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 12, 1998

                              ---------------------


        This proxy statement, which was first mailed to shareholders on April 9, 1998, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of PrimeSource Corporation (the "Corporation") to be voted at the annual meeting of the shareholders of the Corporation to be held at 9:30 a.m. on May 12, 1998 at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

                                     VOTING

        Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked by written notice to the Corporate Secretary of the Corporation at Fairway Corporate Center, 4350 Haddonfield Road, Suite 222, Pennsauken, New Jersey 08109; by submission of a proxy with a later date; or by a request in person to return the executed proxy. The cost of solicitation of proxies will be borne by the Corporation.

        Under the Pennsylvania Business Corporation Law, the election of the Corporation's Directors requires the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote thereon. Accordingly, the indication of an abstention on a proxy or the failure to vote either by proxy or in person will be treated as neither a vote "for" nor "against" the election of any Director. On all other matters, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting shall be required.

        Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. The presence in person or by proxy of a majority of the outstanding shares shall be necessary to constitute a quorum to take action at the meeting.

        Similarly, the Corporation will treat shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given as shares that are present and entitled to vote for purposes of determining a quorum. Moreover, for purposes of determining the election of the Corporation's Directors, brokers and nominees may vote shares for which no instructions have been given in their discretion under applicable securities laws.

        Shareholders of record at the close of business on March 20, 1998 are entitled to vote at the meeting on the basis of one vote for each share of common stock held, except that cumulative voting rights may be exercised with respect to the election of Directors as described in the following paragraph. On March 20, 1998, there were 6,523,586 shares of common stock outstanding.

        A shareholder wishing to exercise cumulative voting rights in the election of Directors may multiply the number of shares which he or she is entitled to vote by the total number of Directors to be elected (three) and may distribute the total number of such votes among one or more nominees in such proportion as he or she desires. The proxies shall have the discretionary authority to vote cumulatively and to distribute such votes among the nominees so as to assure the election of the nominees of the Board of Directors, except such nominees as to whom a shareholder withholds authority to vote and except where a shareholder has directed that votes be cast cumulatively by specific instructions to the proxies.

        Proxies in the form enclosed, if duly signed, marked and received in time for voting, will be voted in accordance with the directions of the shareholders.

                               SECURITY OWNERSHIP

        The following table sets forth, as of February 1, 1998, all shareholders of the Corporation who were known by the Corporation to own beneficially more than 5% of the outstanding shares, each director of the Corporation, each named executive officer, and all directors and executive officers as a group. As required by SEC regulations, also shown are shares over which the named person could acquire such powers within 60 days by exercising stock options under the Corporation's stock option plans.

                                    Amount and Nature of Beneficial Ownership(1)
Name and Address                    -------------------------------------------
of Beneficial Owner                 Direct     Indirect      Total(2)   Percent
-------------------                 ------     --------      --------   -------
Marie Baur Dillin                      420    394,862(3)      395,282      6.0
   1408 S. Highland Park Dr.
   Lake Wales, FL                    33853

The TCW Group, Inc.                385,996       --           385,996      5.8
     865 S. Figueroa Street
     Los Angeles, CA 90017

                                                                                  Acquirable
Name of Director                                                                    Within
or Executive Officer                                                                60 Days
--------------------                                                                -------
Fred C. Aldridge, Jr          16,866          --             23,591       *           6,725
Philip J. Baur, Jr            24,454       100,177(4)       125,381       1.9           750
William A. DeMarco (5)         2,017            30            7,047       *           5,000
Richard E. Engebrecht         48,495          --             88,327       1.3        39,832
John H. Goddard, Jr           10,905         1,245           26,830       *          14,680
Gary MacLeod                   8,113         6,034(5)        14,897       *             750
James F. Mullan (6)           15,844         1,257           52,101       *          35,000
Klaus D. Oebel                  --            --               --         *            --
Edward W. Padley                --              16            2,476       *           2,460
Edward N. Patrone               --           1,000(7)         1,750       *             750
John M. Pettine               18,350            31           19,131       *             750
D. James Purcell               1,261           241            5,002       *           3,500

All directors and executive
officers as a group
(13 persons)                 146,305       110,031          484,796      7.3        114,128



----------
     *   Represents less than 1% of the outstanding shares.

     (1) Except as otherwise indicated, beneficial ownership represents sole voting and sole investment power with respect to $.01 par value common stock, the Corporation's only outstanding class of stock.

     (2) Represents the total shares over which the named person has any voting or investment power and includes the shares in the "Acquirable Within 60 Days" column.

     (3) This amount represents:

         a) 90,000 shares held in a trust for which Ms. Dillin is co-trustee and shares voting and investment power with Northern Trust Bank;

         b) 230,099 shares held in three trusts for which Ms. Dillin is co-trustee and shares voting and investment power with First Union Bank; and

         c) 72,263 shares held in two trusts for which Ms. Dillin is co-trustee and shares voting and investment power with her brother Philip J. Baur, Jr. and CoreStates Bank.

     (4) This amount represents:

         a) 8,144 shares in a trust of which Mr. Baur has sole voting and investment power;

         b) 7,196 shares owned by the Philippian Foundation, a charitable foundation of which Mr. Baur is trustee and has sole voting and investment power;

         c)   7,191 shares owned by Mr. Baur's spouse;

         d) 60,037 shares held in a trust (for the benefit of Mr. Baur's children) for which Mr. Baur shares voting and investment power;

         e) 12,226 shares held in a trust (for the benefit of Marie Dillin's children) for which Mr. Baur shares voting and investment power; and

         f)   5,383 shares in an IRA at a stock brokerage firm.

         This indirect total for Mr. Baur does not include 199,387 shares in a trust for which Mr. Baur is the sole income beneficiary but has no voting or investment power. Mr. Baur's sister, Marie Dillin, shares voting and investment power as to these shares--see footnote 3(b) above.

     (5) Mr. MacLeod shares voting and investment power as co-trustee of a trust that holds these shares. Mr. MacLeod has no beneficial interest in these shares.

     (6) Does not include 101,780 shares owned by the Corporation's 401(k) Savings Plan and held in a trust for the benefit of employees participating in the Plan. Messrs. Mullan and DeMarco are two of the three plan trustees. The employees have the sole power to direct the voting of these shares; therefore, the trustees disclaim beneficial ownership of these shares.

     (7) Mr. Patrone disclaims beneficial ownership of these 1,000 shares owned by his spouse. These shares have been listed under indirect ownership as required by SEC rules.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and holders of more than ten percent of the Corporation's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. SEC regulations require the filing parties to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, during the fiscal year ended December 31, 1997, all parties subject to Section 16(a) timely complied with the filing requirements.

                              ELECTION OF DIRECTORS

        Your Corporation has a classified board of nine directors. Three directors are scheduled to be elected each year for a term of three years. Messrs. MacLeod, Mullan and Oebel, all of whom are current directors, have been nominated to be reelected this year for a term which expires in 2001. The Board of Directors recommends a vote FOR their reelections, and unless you indicate otherwise, your signed proxy will be voted for the election of these nominees.

        The Board of Directors expects that all of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated to fill any such vacancy by the Nominating Committee of the Board of Directors of the Corporation.

NOMINEES FOR REELECTION - TERM TO EXPIRE IN 2001

        Gary MacLeod, age 64, is Chairman, Laird Norton Trust Company, a private trust and investment management company. Mr. MacLeod was also Chairman and/or Chief Executive Officer of Laird Norton Trust Company from 1975 to 1993 when he retired. Mr. MacLeod was re-elected Chairman and Chief Executive Officer in January, 1995. Mr. MacLeod was a director of Momentum Corporation since its formation in 1989 and became a director of PrimeSource Corporation in 1994 when Momentum Corporation merged into PrimeSource Corporation.

        James F. Mullan, age 58, has been President of the Corporation and has served as a member of its Board of Directors since 1982. Mr. Mullan was also elected Chief Executive Officer of the Corporation in 1991.

        Klaus D. Oebel, age 56, President, Oebel Associates, Inc., was previously President of the Communications Systems Group of Aydin Corporation, systems integrator and manufacturer of electronic data transfer products, from 1996 to November 1997. For the prior 18 years he was an international management consultant specializing in developing and implementing organizational strategies. Mr. Oebel served as a consultant to the Corporation in the 1994-96 time period.

CONTINUING DIRECTORS - TERM EXPIRES IN 1999

        Philip J. Baur, Jr., age 67, retired, has served as a director of the Corporation since 1965. Mr. Baur held executive positions with Tasty Baking Company and has also served as a director of Tasty Baking Company since 1954 and as its Chairman of the Board from 1981 to 1998.

        Richard E. Engebrecht, age 71, retired, was a director of Momentum Corporation since its formation in 1989 and became a director and Chairman of PrimeSource Corporation in 1994 when Momentum Corporation merged into PrimeSource Corporation. From 1989 to 1992 Mr. Engebrecht was Chairman and Chief Executive Officer of Momentum Corporation. Mr. Engebrecht is also a director of PENWEST, LTD., VWR Scientific Products Corporation and SeaMED Corporation.

        Edward N. Patrone, age 63, retired, was a senior consultant to Alco Standard Corporation, a national distributor of paper and office products, from 1991 to 1997. From 1988 through 1991, he was President and Chief Executive Officer of Paper Corporation of America. He is also a director of Compucom Corporation, Nocopi, Inc. and Bitwise Designs, Inc.

CONTINUING DIRECTORS - TERM EXPIRES IN 2000

        Fred C. Aldridge, Jr., age 64, has served as a director of the Corporation since 1993. He is a practicing attorney in Philadelphia, Pennsylvania. Mr. Aldridge is also President and a director of a private charitable foundation, President and a director of a Pennsylvania public utility company, and a director of Tasty Baking Company.

        John H. Goddard, Jr., age 51, is Executive Vice President of the Corporation. He was President, Chief Executive Officer and a director of Momentum Corporation from 1992 to 1994. He became a director of PrimeSource Corporation in 1994 when Momentum Corporation merged into PrimeSource Corporation.

        John M. Pettine, age 55, has served as a director of the Corporation since 1981. Mr. Pettine was elected Vice President and Chief Financial Officer of Tasty Baking Company in 1991 after having served as Vice President of Finance of Tasty Baking Company since 1983. He is also a director of Tasty Baking Company.

DIRECTORS' COMPENSATION

        Each director receives for services an annual retainer of $10,000. Prior to 1998 this retainer was $8,000. In addition, the directors receive fees of $800 for attending Board of Directors meetings ($1,600 per meeting if an additional day of travel is required), fees of $500 for attending Board Committee meetings, and, when applicable, reimbursement of travel expenses in connection with meetings. The Chairman of the Executive Committee receives an annual retainer of $2,000 and the Chairman of each standing Committee of the Board receives an annual retainer of $1,000. Directors Goddard and Mullan receive no annual Board or Committee retainers and also receive no meeting fees.

        In connection with the ending of Mr. Engebrecht's Employment Agreement in 1995, the Board of Directors, following the recommendation of its Compensation Committee, approved a $20,000 annual retainer for Mr. Engebrecht effective January 1, 1996 for his services to the Corporation as Chairman of the Board. This retainer was in lieu of the normal director's $8,000 annual retainer and in addition to normal meeting fees and Board Committee retainers that a non-employee director would normally receive. This retainer was increased to $22,000 per year effective January 1, 1998 in conjunction with the increase in the other outside directors' retainers.

                      COMMITTEES OF THE BOARD OF DIRECTORS

        The Corporation's Board of Directors has standing Executive, Nominating, Audit/Pension, and Compensation Committees. The members of each committee and the functions performed thereby are outlined below:

EXECUTIVE COMMITTEE
        Mr. Richard E. Engebrecht, Chairman
        Mr. Fred C. Aldridge
        Mr. John H. Goddard
        Mr. James F. Mullan
        Four meetings were held during 1997.

Functions:  Authority to exercise all the powers of the Board of Directors between meetings of the Board except to the extent limited by law and certain other exceptions specified in the enabling resolution.

NOMINATING COMMITTEE

        Mr. Philip J. Baur, Chairman
        Mr. Richard E. Engebrecht
        Mr. John H. Goddard
        Mr. James F. Mullan
        One meeting was held during 1997.

Functions:

        1. Make recommendations to the Board as to selection of the Chairman and Vice Chairman of the Board, the Chief Executive Officer and the President.

        2. Receive, review, and maintain files of individuals qualified to be recommended as nominees for election as directors and present recommendations to the Board of Directors as replacement directors are required.

        3. Review, at least annually, the capability of each incumbent director as to health, availability to serve, conflicts of interest, and other factors relevant to qualifications.

        4. Present annually to the Board of Directors, a list of those individuals recommended for nomination for election to the Board of Directors.

        5. Present recommendations to the Board of Directors as new committees may be created or as replacement committee members may be required.

AUDIT / PENSION COMMITTEE

        Mr. Gary MacLeod, Chairman
        Mr. Fred C. Aldridge
        Mr. Klaus D. Oebel

        Two meetings were held during 1997.

Functions:

        1. Make recommendations to the Board on the selection and termination of independent auditors.

        2. Meet with the independent auditors and financial management of the Corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

        3. Review with the independent auditors and internal personnel the adequacy of the Corporation's internal auditing, accounting, and financial controls.

        4. Review the financial statements to be contained in the Annual Report to Shareholders with the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the Shareholders. Any significant changes in accounting principles should be reviewed by the Committee.

        5. Periodically review with the independent auditors and the Corporation's financial personnel any significant litigation and the performance of the risk management function of the Corporation.

        6. Review and make recommendations to the Board of Directors with respect to the performance of third parties responsible for the administration and investment of retirement plan funds. The Committee is responsible for approving the hiring and termination of investment advisors and portfolio managers.

        7. Review proposed amendments to the retirement plans.

        8. Review annually the expense reports of the Chief Executive Officer and the Executive Vice President of the Corporation.

COMPENSATION COMMITTEE

        Mr. Edward N. Patrone, Chairman
        Mr. Philip J. Baur
        Mr. John M. Pettine

        Two meetings were held during 1997.

Functions:

        1. Formulate and adopt the Corporation's policy on executive compensation including the operation and administration of all compensation practices affecting senior management.

        2.  Recommend compensation for executive officers of the Corporation.

        3. Review or make proposals concerning stock purchase, savings plans and similar employee benefits. Review all other employee benefits as they affect senior management and make recommendations to the Board of Directors.

        4. Review management's recommendations with respect to the participants, targets and potential bonus payouts specified in any management bonus plans applicable to senior management. Review and recommend Board approval of any bonus plans or bonus targets for elected officers of the Corporation.

        5. Make grants or awards under all stock based incentive plans of the Corporation and otherwise exercise all discretionary action with respect to those plans.

        6. Recommend benefit levels in the Corporation's retirement program.

        7. The Chairman of the Committee is authorized to recommend, for adoption and execution by the President, any amendment to any retirement plan or employee welfare benefit plan which is necessary to maintain the qualification and tax exempt status of such plan under the Internal Revenue Code and does not materially affect benefit levels.

        8. Recommend director's fees and retainers.

        The entire Board of Directors of the Corporation met four times during 1997. Attendance at the Board of Directors and Board Committee meetings averaged more than 98% for all incumbent directors as a group during 1997. Each incumbent director attended 75% or more of the aggregate number of Board meetings and meetings of the committees on which he served.


                         EXECUTIVE OFFICER COMPENSATION

        The following table sets forth the compensation paid by the Corporation to its Chief Executive Officer and the four other highest paid executive officers of the Corporation for services rendered during the last three calendar years.

                          SUMMARY COMPENSATION TABLE(1)

                                              Annual Compensation              Long-Term Compensation
                                       ----------------------------------     --------------------------
                                                                                        Awards
                                                                   Other      --------------------------
Name and Principal                                                 Annual     Restricted                     All Other
Positions at                                                       Compen-      Stock          Stock           Compen-
December 31, 1997           Year       Salary       Bonus          sation       Awards        Options(2)       sation(3)
-----------------           ----       ------       -----          ------       ------        ---------        ------
                                        ($)          ($)             ($)         ($)              (#)            ($)
James F. Mullan            1997       250,000       200,000          --               --        10,000           450
President & CEO            1996       250,000       175,000          --               --        28,150           450
                           1995       250,000       125,000          --               --        46,850           450

John H. Goddard, Jr        1997       200,000        90,000          --               --         7,500           450
Executive Vice             1996       200,000        75,000          --               --        31,861         1,091
President                  1995       200,000             0          --               --          --             924

Edward W. Padley           1997       125,000        75,000        42,886(4)          --         5,000        60,699
Vice President & GM,       1996       125,000        54,000          --               --         4,000           719
Western Region             1995       125,000             0          --               --         1,920             0

William A. DeMarco         1997       120,000        72,000          --               --         5,000           450
Vice President & CFO       1996       115,000        69,000          --               --        12,500           450
                           1995       115,000        60,000          --               --          --             450

D. James Purcell,          1997       115,000        65,000          --               --         5,000           450
Vice President & GM,       1996       115,000        67,000          --               --         9,000           450
Eastern Region             1995       110,000        60,000          --               --          --             450

-------

     (1) This table does not include a column for Long-Term Incentive Plan Payouts. There is no amount to report in the column for Long-Term Incentive Plan Payouts, and the amount of Other Annual Compensation paid to the named executive officers was in each case, except as noted below in footnote (4), for perquisites which are not reportable since they did not exceed 10% of salary and bonus for any named executive officer.

     (2) 1996 includes new options granted in November 1996 and new options issued in exchange for cancellation of old underwater options early in 1996.

     (3) Consists of matching contributions by the Corporation under its 401(k) retirement plans, with the exception of the $60,699 for Mr. Padley which consists of $450 for the 401(k) plan and $60,249 for payments and reimbursements in connection with Mr.
         Padley's relocation to Minnesota.

     (4) This represents reimbursement for Mr. Padley's income taxes on relocation payments identified in footnote (3) above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Corporation's compensation programs for executive officers are administered by the Compensation Committee of the Board. The Committee is composed of three directors, none of whom is an executive officer of the Corporation. All issues pertaining to compensation of executive officers of the Corporation are submitted to the full Board of Directors for final approval, although the Committee has authority to grant stock options and award restricted stock under the Corporation's stock plans.

        The Compensation Committee of the Board of Directors of the Corporation adopted the following policy on executive compensation on March 3, 1998.

                          Executive Compensation Policy

        Compensation Policies Applicable to Executive Officers. The purpose of PrimeSource's executive compensation program is to attract, retain and motivate qualified executives to manage the business of PrimeSource to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus and awards of restricted stock or stock options under PrimeSource's 1993 Long Term Incentive Plan. PrimeSource's Compensation Committee (the "Committee") annually considers and makes recommendations to the full Board of Directors as to executive compensation including changes in base salary and bonuses.

        Consistent with the above-noted purposes of the executive compensation program, it is the policy of the Committee, in recommending the aggregate annual compensation of executive officers of PrimeSource, to consider the overall performance of PrimeSource, the performance of the operating unit or area for which the executive has responsibility, and the individual contribution and performance of the executive. The performance of PrimeSource and the operating unit or area for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return is considered by the Committee, it is subject to the vagaries of the public marketplace and will not be weighted as heavily as operating unit earnings or earnings per share and individual performance. PrimeSource's compensation program focuses on PrimeSource's strategic direction, corporate performance measures, and specific corporate goals which should directly or indirectly lead to an increasing stock price over time. The corporate performance measures which the Committee considers include sales, gross profits, earnings, and comparisons of sales, gross profits and earnings with prior years and with budgets.

        A substantial portion of the annual compensation of the executives is directly related to corporate performance. In 1997 the Corporation exceeded its Board-approved budget for consolidated pre-tax income. Bonuses for 1997 represented approximately 23% to 44% of the total annual compensation for the Chief Executive Officer and the seven executives who report to him. Bonuses are calculated and awarded based upon both objective formulas and subjective business judgment. 1997 bonuses for the seven executives and the Chief Executive Officer were primarily determined by formulas established at the beginning of 1997, and 1998 target bonuses have also been based on formulas established at the beginning of 1998. Different formulas are applied to the executives depending on their areas of responsibility.

        The Committee does not rely on any fixed formulas or specific numerical criteria in determining an executive's annual salary. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living, and (with respect to officers other than the Chief Executive Officer) relies heavily upon the recommendation of the Chief Executive Officer. The Committee then exercises business judgment based on all these criteria and the purposes of the executive compensation program. The Committee retains the power to waive performance criteria under any compensation program.

        It is the Committee's belief that the Corporation's long-term incentive programs should strongly align executive incentives with the interests of shareholders. The Committee and Board believe the executives of the Corporation have done an exceptional job of responding to the challenges presented by a dynamic industry environment and in making strategic acquisitions. In December 1997 the Committee was of the belief that the then current outstanding stock options may not adequately incent or reward certain executives of the Corporation. Accordingly, on December 2, 1997 the Committee awarded options to purchase 32,500 shares at fair market value to the top five executive officers of the Corporation, and options to purchase 24,000 shares to other executive and key employees of the Corporation. In granting these new options the Committee considered the fact that there were outstanding options to purchase approximately 442,000 shares, equal to 6.8% of the total outstanding shares. In general, the Corporation's stock option awards are not directly tied to performance factors.

        The Committee believes that the employment agreements with the senior executives have not had an effect on their compensation levels. The employment agreements do not call for any minimum bonus, only minimum salaries, some of which are below their current salary level. Consistent with their high level of performance and increased responsibilities in 1997, executive officers Edward Padley and James Purcell were given employment agreements similar to those given to executive officers John Goddard and William DeMarco in the prior year.

        Compensation of the Chief Executive Officer. Mr. Mullan joined PrimeSource in 1970, became President in 1982 and Chief Executive Officer in 1991. For 1997, Mr. Mullan received a base salary of $250,000, the same base salary he has had since the beginning of 1995. In addition, pursuant to his bonus program he was awarded a bonus of $200,000, the latter an increase from his 1996 bonus of $175,000. Mr. Mullan's 1997 bonus represents approximately 2.1% of PrimeSource's 1997 consolidated pre-tax income. In light of the fact that Mr. Mullan's base salary has been the same for three years and in consideration of his performance as President and CEO, the Committee recommended and the Board of Directors approved a 10% increase in Mr. Mullan's base salary for 1998 to $275,000, and gave Mr. Mullan the opportunity to earn a target bonus for 1998 equal to 80% of his base salary if the Corporation achieves the pre-tax consolidated income in the Corporation's 1998 budget adopted by the Board of Directors. The Committee noted that the Corporation has continued to perform well in a dynamic environment.

        Consistent with its belief that through the use of significant stock options, the Chief Executive Officer's and other executives' interests are directly tied to enhancing shareholder value, in December 1997 the

Committee granted Mr. Mullan stock options to purchase a total of 10,000 shares of stock, bringing his total to 85,000 stock options. The Committee plans to evaluate the desirability of additional option grants to executive officers at future meetings

March 3, 1998
                                                   The Compensation Committee

                                                   Edward N. Patrone, Chairman
                                                   Philip J. Baur
                                                   John M. Pettine

EXECUTIVE BONUS PLANS

        Executive bonus plans are administered by the Compensation Committee of the Board. As noted above in the Compensation Committee Report, these plans are specifically tailored for each senior executive and may or may not involve a pre-set formula and may or may not have a maximum amount for the bonus the executive can be awarded. The Committee may authorize annual cash or deferred awards to any full-time salaried management employee of the Corporation but typically permits the President of the Corporation the discretion to make awards, if any, to key managers.

STOCK OPTION PLANS

        The Corporation has a 1993 Long Term Incentive Plan under which stock options are granted from time to time to key employees and officers. As of March 1, 1998, 93,000 shares were available for future grants to officers and key employees under this 1993 Plan. The Corporation has never granted stock appreciation rights of any kind.


                           STOCK OPTION GRANTS IN 1997

                                                                                        Potential Realizable
                                                                                          Value at Assumed
                                                                                        Annual Rates of Stock
                                        % of Total                                        Price Appreciation
                   Number of Shares  Options Granted      Option                       for 10-Year Option Term
                     Underlying        to Employees      Exercise       Expiration     -------------------------
Name               Options Granted       in 1997        Price ($/share)     Date       0%($)     5%($)    10%($)
----               ---------------       -------       ---------------      ----       -----     -----    ------
James F. Mullan           10,000         17.7%              11.18          12/2/07       0      70,310    178,180
John H. Goddard, Jr.       7,500         13.3%              11.18          12/2/07       0      52,733    133,635
Edward M. Padley           5,000          8.8%              11.18          12/2/07       0      35,155     89,090
William A. DeMarco         5,000          8.8%              11.18          12/2/07       0      35,155     89,090
D. James Purcell           5,000          8.8%              11.18          12/2/07       0      35,155     89,090


        Twenty-five percent of the incentive stock options granted to the officers listed above become exercisable on each anniversary of the grant until fully exercisable after four years. All stock options have a 10-year term and were granted at fair market value.

        If the market price for PrimeSource stock appreciates at 5% per year for the same 10-year period, the shares held by all shareholders of the Corporation as a group would have increased in value by $40,982,673. At the 10% appreciation rate, the increase in value for the shareholders would be $103,858,140.



            STOCK OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                           Number of securities        Value of unexercised
                                          underlying unexercised           in-the-money
                       Shares acquired     options at 12/31/97         options at 12/31/97
       Name              on exercise   Exercisable   Unexercisable   Exercisable   Unexercisable
       ----              -----------   -----------   -------------   -----------   -------------
James F. Mullan                0         35,000         50,000        $134,000     $149,150
John H. Goddard, Jr.           0         14,680         24,681          56,030       63,605
Edward W. Padley               0          2,460          9,460           8,709       14,769
William A. DeMarco             0          5,000         12,000          18,375       25,950
D. James Purcell               0          3,500         10,500          12,755       18,815

RETIREMENT PLANS

        The Corporation has a qualified defined benefit retirement plan ("Pension Plan") which nearly all employees of the Corporation are eligible to participate in. Amounts expensed for the Pension Plan or contributed to the Pension Plan are computed on an aggregate actuarial basis and cannot be individually allocated. The remuneration covered by the Pension Plan includes salaries and bonuses paid to named executives as set out in the Summary Compensation Table. Benefits under the plan are computed by multiplying a percentage (based on number of years of service) times the highest average remuneration paid over a consecutive 60 month period within the last 120 months of employment with the Corporation. Benefits under the Pension Plan are subject to reduction for Social Security and are presently restricted under the Internal Revenue Code to a maximum of $130,000 per year. The Internal Revenue Code also limits the level of compensation which may be used to determine benefits under these qualified plans to $160,000 per year. Messrs. Mullan, Goddard, Padley, DeMarco and Purcell have 28, 10, 5, 17 and 3 years, respectively, of credited service under this Pension Plan. Additional benefits may be payable under the SERP described below for Messrs. Mullan and DeMarco.

        Compensation of executive officers covered by the Pension Plan includes salaries and bonuses. Compensation of all non-executive officer employees covered by the Retirement Plan includes salaries, commissions and bonuses.

        The following table, applicable only to Messrs. Mullan and DeMarco, shows the approximate annual retirement benefits which will be payable in total under the Pension Plan, Social Security, and the Supplemental Executive Retirement Plan ("SERP") at the normal retirement age of 65 (assuming continuation of the plans) for specified years of service and levels of average remuneration.


                       Final Average                 15 or More
                       Remuneration               Years of Service
                       ------------               ----------------
                         $150,000                      $67,500
                          200,000                       90,000
                          250,000                      112,500
                          300,000                      135,000
                          350,000                      157,500
                          400,000                      180,000
                          450,000                      202,500
                          500,000                      225,000


        The SERP is designed and intended to encourage key executives to continue in the service of the Corporation by providing them upon their retirement with a supplemental retirement benefit equal to the difference between (i) 45% of the average of the 60 highest consecutive calendar months compensation paid by the Corporation during the 120 calendar months immediately preceding the executive's separation from service, and (ii) the sum of the executive's primary Social Security benefits, payments which the executive would be eligible to receive from the Pension Plan on a single life annuity basis, and any other retirement benefits for which the executive is eligible. A surviving spouse is also entitled to certain benefits under the SERP. Messrs. Mullan, DeMarco and two other officers are the only current employees who have been designated to participate in the SERP.

        The Corporation has entered into a Trust Agreement with Meridian Trust Company for the benefit of the participants in the SERP. Under this Trust Agreement, the Corporation is obligated to deposit sufficient funds with the trustee to enable it to purchase annuity contracts to fund the SERP in the event of a change or potential change in control of the Corporation. To date no funding has occurred or is required.

        The Corporation has a 401(k) Savings Plan which covers most of its employees. Under this plan the Corporation matches employee contributions up to $450 per year. Employees who were part of the Corporation's former Dixie Type subsidiary have a separate 401(k) plan which will likely be merged into the Corporation's 401(k) Savings Plan at the end of 1998.

        The table below shows the estimated annual benefits payable under the Pension Plan and Supplemental Benefits Plan (described below) to Mr. Goddard in specified remuneration and years-of-service classifications. The retirement benefits shown are based upon retirement at age 65 and the payments of a single-life annuity. These benefits are not subject to any deduction for Social Security or other offset amounts.


       Highest average
    annual earnings during                     Years of Service
     any five consecutive     ----------------------------------------------------
     years of employment        10          15         20        25           35
     -------------------      -------     -------     -------  --------   --------
         $150,000             $23,791     $31,528     $39,265   $47,002    $62,476
          200,000             $30,709     $41,446     $52,183   $62,920    $84,394
          250,000             $38,753     $52,490     $66,227   $79,964   $107,438
          300,000             $46,797     $63,534     $80,271   $97,008   $130,482
          350,000             $54,841     $74,578     $94,315  $114,052   $153,525


        As noted above, Section 415 of the Internal Revenue Code currently limits pensions which may be paid under plans qualified under the Internal Revenue Code to an annual benefit of $130,000. In addition, Section 401 of the Internal Revenue Code limits compensation which may be used to determine benefits under qualified plans to $160,000 per year.

        Momentum Corporation established a Supplemental Benefits Plan in 1991 for certain designated Momentum executive officers to whom the Section 415 and 401 limits apply, or may apply in the future, so that these individuals would obtain retirement benefits comparable to other retirement plan participants not impacted by the Section 415 and 401 limits. Accordingly, the benefits in the table above have not been limited by Sections 415 and 401, but at the present time Mr. Goddard is the only employee designated to participate in this Supplemental Benefits Plan.

        Under the terms of the 1990 Momentum spin-off agreement with VWR Corporation, VWR Corporation has agreed to pay two-thirds of all amounts payable to PrimeSource Chairman Richard Engebrecht under the Supplemental Benefits Plan described above, and the Corporation will pay the remaining one-third. The Corporation has guaranteed payment of the two-thirds payable by VWR Corporation and, likewise, VWR Corporation has guaranteed payment of the one-third payable by the Corporation. Effective January 1, 1993, Mr. Engebrecht ceased being a regular employee of Momentum Corporation and began drawing retirement pay under both the Pension Plan ($9,044 per month) and the Supplemental Benefits Plan ($8,489 per month).

        The following table shows the estimated annual benefits payable under the Pension Plan to Messrs. Padley and Purcell in specified remuneration and years-of-service classifications.


    Highest average
 annual earnings during                                         Years of Service
  any five consecutive     -------------------------------------------------------------------------------------------
  years of employment            5             10              15              20              25              30
------------------------   -----------     -----------     -----------     -----------     -----------     -----------

$120,000                   $  5,937        $ 11,874        $ 17,811        $ 23,748        $ 29,685        $ 35,622
 160,000                   $  8,337        $ 16,674        $ 25,011        $ 33,348        $ 41,685        $ 50,022
 200,000                   $  8,337(a)     $ 16,674(a)     $ 25,011(a)     $ 33,348(a)     $ 41,685(a)     $ 50,022(a)

(a) Covered compensation limited to $160,000 by Internal Revenue Code.


                        AGREEMENTS WITH CERTAIN OFFICERS

        Each of the five named executives has an employment agreement with the Corporation. Messrs. Mullan, Goddard and DeMarco entered into their present agreements in December, 1996 and Messrs. Padley and Purcell entered into theirs in December, 1997. Under these agreements each officer would continue to receive an amount equal to his annual salary and average prior bonuses for one year (two years for Mr. Mullan) after termination of his employment under the following circumstances: (a) termination by the Corporation except for cause or upon death, retirement, or disability, (b) termination by the executive because his authority or duties are changed so as to be inconsistent with his training and experience, or (c) termination by the executive because of a breach of his employment agreement by the Corporation. These agreements provide one additional year of salary continuation if the executive's employment is ended in a setting involving a "change of control" of the Corporation. The current salaries are as follows: Mullan, $275,000; Goddard, $210,000; Padley, $135,000; DeMarco, $135,000; and Purcell, $135,000. This payment would be in addition to any other damages which the executive may suffer as a result of such termination.

        Each of the ongoing employment agreements described above has no fixed term and can be terminated by the Board of Directors upon giving a specified advance notice. Each of the agreements also contain non-competition and confidentiality provisions spanning any period of continuing compensation.


                                PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on PrimeSource stock with the NASDAQ Composite Index and the NASDAQ Non-Financial Index for the period from July 21, 1993 through December 31, 1997. July 21, 1993 is the date on which trading of PrimeSource stock commenced. The graph assumes $100 invested on July 21, 1993 in PrimeSource stock, the NASDAQ Composite Index and the NASDAQ Non-Financial Stocks Index. Total shareholder return assumes reinvestment of dividends. The stock price performance is not necessarily indicative of future price performance.

                                   [GRAPHIC]

                                            7/21/93    12/31/93    12/31/94    12/31/95    12/31/96    12/31/97
                                            -------    --------    --------    --------    --------    --------
PrimeSource                              $   100.00  $    93.39  $    82.92  $    54.64  $    75.64  $    95.60
NASDAQ Composite                         $   100.00  $   110.43  $   107.94  $   152.53  $   187.75  $   230.52
NASDAQ Non-Financial                     $   100.00  $   112.05  $   107.38  $   147.65  $   182.53  $   214.26


                        APPROVAL OF INDEPENDENT AUDITORS

        The Audit/Pension Committee of the Board of Directors request that the shareholders ratify its selection of Coopers & Lybrand L.L.P., Certified Public Accountants, as independent public auditors for the Corporation for the current fiscal year. If the shareholders do not ratify the selection of Coopers & Lybrand, another firm of certified public accountants will be selected as independent public auditors by the Board of Directors.

        Representatives of Coopers & Lybrand will be present at the shareholders' meeting with the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

        The Board of Directors recommends a vote FOR this selection.

                              SHAREHOLDER PROPOSALS

        In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and proxy for the 1999 annual meeting of the shareholders, said proposals must be received by the Corporate Secretary of the Corporation not later than December 29, 1998.

                                 OTHER BUSINESS

        The Board of Directors has no knowledge of any other business to be acted upon at this meeting. However, if any other business is presented to the meeting, proxies will be voted in accordance with the judgment of the person or persons voting such proxies unless the proxies are so marked to preclude such discretionary authority.

        The Corporation's Annual Report for the fiscal year ended December 31, 1997 has been mailed to the shareholders.


                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    Barry C. Maulding
April 9, 1998                       Corporate Secretary

PROXY                                                                      PROXY


                            PRIMESOURCE CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          FOR THE 1998 ANNUAL MEETING

     The undersigned hereby appoints Richard E. Engebrecht and James F. Mullan, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of the Corporation to be held at the Pennsauken Country Club, 3800 Haddonfield Road, Pennsauken, New Jersey on May 12, 1998 at 9:30 a.m. and any adjournments thereof.

                           (CONTINUED ON OTHER SIDE)

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.


        FOR all nominees       WITHHOLD AUTHORITY       Your Board of Directors recommends you vote FOR the
        listed at right           to vote for           election of directors and FOR the proposal to ratify
      (except as marked to       all nominees           the appointment of Coopers & Lybrand L.L.P.
       the contrary below)      listed at right.
                                                                                                               FOR  AGAINST  ABSTAIN
1. ELECTION OF [ ]                    [ ] Nominees:                     2. PROPOSAL TO RATIFY THE APPOINT-     [ ]     [ ]     [ ]
   DIRECTORS.                               Gary MacLeod                   MENT OF COOPERS & LYBRAND L.L.P.
                                            James F. Mullan                as independent public auditors for
*INSTRUCTIONS: To withhold authority to     Klaus D. Oebel                 the year ending December 31, 1998.
vote for any individual nominee, write
that nominee's name on the line below.                                  3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
_______________________________________                                    meeting.


                                                                        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
                                                                        MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS.
                                                                        IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                        PROPOSALS 1 AND 2.

                                                                        IMPORTANT, PLEASE SIGN AND RETURN PROMPTLY.


____________________________________________ DATE___________, 1998  __________________________________________ DATE___________, 1998
                 (Signature)                                                   (Signature if jointly)

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or the authorized officer. If a partnership, please sign in partnership name by authorized person.